FIRST AMENDMENT
TO
LIMITED LIABILITY COMPANY AGREEMENT

This First Amendment to Limited Liability Company Agreement (“First Amendment”) amends the Limited Liability Company Agreement (the “LLC Agreement”) of NBCUniversal Media, LLC (the “LLC”) and is entered into by the undersigned effective as of January 29, 2011 with reference to the following facts:

A. The sole member of the LLC (the “Member”) has caused the name of the LLC to be changed to NBCUniversal Media, LLC by filing with the Delaware Secretary of State a Certificate of Amendment of Certificate of Formation of the LLC effective as of January 29, 2011.

B.The sole member of the Member caused the name of the Member to be changed from Navy, LLC to NBCUniversal, LLC, by filing with the Delaware Secretary of State a Certificate of Amendment of Certificate of Formation of the Member effective as of January 29, 2011.

C. The Member desires to amend the LLC Agreement to reflect the new name of the LLC.

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.The preamble to the LLC Agreement is hereby amended to delete therefrom the prior name of the LLC and to replace it with NBCUniversal Media, LLC. All references to “the LLC” within the LLC Agreement shall be deemed to mean NBCUniversal Media, LLC.

2.Schedule A to the LLC Agreement, setting forth, among other things, the name of the member of the LLC, is hereby deleted in its entirety and replaced with Schedule A in the form attached hereto as Attachment A.

All other provisions of the LLC Agreement not modified herein shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment is hereby executed as of the date first set forth above.

NBCUNIVERSAL, LLC
Member

/s/ Gabriela Kornzweig
Name: Gabriela Kornzweig
Title: Assistant Secretary

Attachment A

Schedule A

Members

Name	Number of Units Owned	Contact Information
NBCUniversal, LLC	1,000	One Comcast Center 1701 John F. Kennedy Blvd. Philadelphia, PA 19103-2838 USA